Exhibit 4.41

Content introduction contract

Project name: Grain soybean Children Content Cooperation Agreement

Party A: Guangdong Hongshi Digital Media Co., LTD

Party B: Guangzhou Shu zhi Communication Culture Co., LTD. Signed on: January 1st, 2023

VOD program content cooperation agreement

Party A: Guangdong Hongshi Digital Media Co., LTD

Party B: Guangzhou Shuzhi Communication Culture Co., LTD

Party A is a wholly-owned subsidiary of Guangdong Radio and Television Network Co., Ltd. (hereinafter referred to as “Guangdong Radio and Television Network”), and is the only authorized video product content introduction, integration and operator of Guangdong Radio and Television Network. Relying on the rich platform resources of Guangdong Radio and Television Network, the company takes content as expansion, local services as its feature, and makes all media content products and operation. It is committed to providing rich and colorful video products and distinctive integration business for Guangdong users, and to build a comprehensive media platform with strong communication power and influence.

Party B Guangzhou Shuzhi Communication Culture Co., Ltd. is a wholly-owned subsidiary of Xiamen Pupu Culture Co., Ltd., a NASDAQ listed company. It is a professional children’s animation and video content service provider in China, with rich video program content.

Now the two sides will cooperate to use their own favorable resources to create the maximum value. According to the “civil code” and relevant laws and regulations, party a and party b follow the principle of “equality, voluntary, fairness and honesty and credit”, on the basis of full consultation, is Guangdong radio and television network co., LTD. (hereinafter referred to as “Guangdong radio and television network”) hd interactive platform and IP video platform and party b video content cooperation operations, reached the following terms of the contract, and abide by.

Article 1 Cooperation Content

Party A and Party B jointly cooperate to operate the on-demand children’s package “Grain soybean Children” products operated by Guangdong Radio and Television Network. Party A shall provide the high-definition interactive platform and IP video platform required for the operation of the products, the agent charging service and the corresponding customer resources. Party B, as one of the program providers of “Grain Children”, shall provide Party A with on-demand program content, provide specific technical specifications in accordance with Party A’s broadcast and transmission standards, and provide planning, design, production, production, production, processing and packaging of content products according to Party A’s program planning requirements. Both parties will make use of their respective resource advantages to jointly do a good job in marketing the products.

The program content products provided by Party B are as follows:

High standard definition VOD content:

Column name	Program content	Program standards	Base amount and monthly program updates
Valley beans children	0-12K children’s animation, preschool education	The premiere is synchronized with BAT, and no less	The base quantity is about 2000-3000 hours, and the monthly update quantity is not less than

Note: The content of the VOD products provided by Party B is allowed to be used for Party A’s “guide video channel” free of charge for the promotion of Party B’s products, but party B’s consent shall be obtained in advance.

Article 2. Rights and Obligations of both parties

1. Rights and Obligations of Party A

(1) Party a has the relevant qualifications of business cooperation, and is responsible for cooperation program content in this agreement on the platform of party a, responsible for the use of the business user accurate billing and charge, and according to party a’s business specification to provide the user’s bill query, without the written consent of party a party b shall not be authorized to provide detailed bills.

(2) Party A shall purchase the relevant broadcast receiving equipment, broadcast the content and maintain the system of the cooperative programs, encrypt the broadcast programs, connect the business with the user billing management system, and ensure that the users can normally order and watch the programs. And responsible for organizing and arranging customer service to accept users’ consultation, complaints and suggestions and other after-sales services.

(3) Party A has the right to selectively put the programs provided by Party B on the shelves in accordance with the program operation and management system and principles formulated by Party A, and to rework the programs in “Grain Bean Children” (only one content provider shall be marked when a program is stored).

(4) Party A has the right to remove or replace Party B’s programs according to the actual operation needs, after considering: content security, content quality crown, copyright duration and scope, storage capacity, user complaints and other factors.

(5) Party A may choose some of the programs supplied by Party B in “Grain Children” for users to experience and watch for free. If Party B has any objection to the free programs selected by Party A, it may request Party A to remove the programs from the shelves. Free experience watching programs do not calculate the proportion of traffic, do not participate in revenue settlement.

(6) Party A shall regularly report to Party B on the daily operation and flow status of the “Grain Bean Children” program, so that Party B can better organize and supply the content.

(7) In order to protect the interests of both parties and Party B and the content provider, Party A shall take effective measures to ensure that the content provided by Party B is not to be illegally copied or downloaded.

(8) Party A shall not block, copy or use the contents of the cooperative program in any other form, and shall be obliged to protect the copyright and intellectual property rights of the program content provided by Party B from any infringement, except for the fault of Party A.

(9) During the cooperation period, Party A shall provide paid publicity and promotion services such as operation services for the programs provided by Party B, and Party B shall pay relevant fees, and Party A and Party B shall determine specific business cooperation matters by means of supplementary agreement.

(10) Party A guarantees that the user data provided is fair, true and effective.

(11) If Party A needs to package the program content products provided by Party B or participate in the sales of other program combinations (special zones) when developing users, it shall be separately negotiated by both parties.

(12) Party A shall respect and protect the copyright of the cooperative programs, and shall not modify or advertise the content of the cooperative programs (the free program advertisements can be negotiated separately).

(13) Party A shall guarantee that the programs provided by Party B shall only be broadcast and used on the platform agreed upon by both parties, and Party A shall not authorize or transfer them to any third party in any way, otherwise, Party B shall have the right to terminate the Agreement and require Party A to be liable for breach of contract.

(14) In case of product adjustment by Party A or Guangdong Radio and Television Network, Party A shall have the right to terminate this Agreement in advance or confirm the adjustment content by both parties separately.

2. Party B’s rights and obligations

(1) The on-demand programs provided by Party B shall be transmitted to Party A through special line, hard disk, web disk, etc. Party B shall ensure that the program content meets the requirements for integrated review of safe broadcast of video content, and both Party parties shall confirm the video supply by E-mail or other written forms at the end of each month.

(2) Party B warrants that the content of the program complies with relevant national laws and policies, and that the content meets the relevant management regulations of the State Administration of Press, Publication, Radio, Film and Television and Party A. Party B shall ensure that the product program copyright chain on Party A’s platform is complete and effective. Party B shall bear all the responsibilities for the copyright disputes caused by the cooperative programs provided by Party B. After the occurrence of a legal dispute caused by Party B’s products, Party A shall have the right to temporarily deduct the amount of possible loss from the share amount to Party B, and then refund the temporary withholding amount after the total amount of loss is finally determined.

(3) In the normal operation process of Party A, if Party A is investigated by the competent authority and a third party due to Party B’s breach of contract, Party B shall compensate Party A for the losses arising therefrom and handle all matters related to the dispute, dispute or law by itself.

(4) Party B is obliged to provide Party A with the authorization letter authorizing Party A to use its programs in accordance with this Agreement.

(5) Party B shall ensure that the quality of the program meets party A’s technical requirements. Guarantee to organize and provide the program content as agreed herein.

(6) Party B shall have the right to protect the copyright and other intellectual property rights and relevant rights of the program content from any infringement.

(7) During the cooperation period, Party A has the right to temporarily suspend the cooperation with Party B; in the case of the business of Party B, Party A has the right to terminate the cooperation and Party B unconditionally agrees to terminate the cooperation.

(8) Party b shall provide the information content of filtering, audit, control from the source: party b must to illegal keywords or other easy to cause information security problems of keyword filtering, especially political sensitive vocabulary, and prevent others, using illegal vocabulary homophonic or change to promote illegal content events, to ensure the flow to party a network information source security and health. Party B must ensure that the content of the information provided does not affect Party A’s corporate image.

(9) Party b to party b to provide the use of promotional materials in commercial font, provided by party b including trademark, posters, screen, project, WeChat, advertising and print materials related use of copyright (in addition to party a, provide paid font package and free commercial font package), party b to ensure that has obtained from the obligee, no infringement of the legitimate rights and interests of the third party. Any commercial characters involved in the above business, if a third party proposes to infringe upon its legitimate rights and interests,

Party B shall settle the settlement and indemnify all losses and expenses, including but not limited to the litigation costs, adjustment fees, reasonable attorney fees, settlement amount or the amount of compensation stipulated in the effective legal documents.

Article 3 Income distribution

1、 Party A and Party B shall share the proportion of the actual income on demand, and the actual income on demand shall be subject to the actual amount of the cooperative products hereunder.

2、 If the products are open to users for free experience due to the agreement between both parties, party A and Party B shall not share the revenue during the free experience period.

3、 As one of the program providers of “Children Children”, Party B shall share the settlement amount of “Children” product package according to the proportion of the program provided by Party B and all “Children” content providers (the proportion of the viewing time of the program users).

The relevant definitions are provided as follows:

(1) Flow of Party B’s program provider: the number of on-demand hours provided by party B’s program provider in the special area of “Grain Dou Children” during a certain settlement period.

(2) All program flow: the duration of the demand of all the programs in the “Grain Bean Children” section during a certain settlement period.

(3) Proportion of Party B’s program traffic: In a certain settlement period, the ratio of Party B’s program traffic to all program flow:, namely:

The proportion of Party B’s program traffic (Party B’s program traffic / all program flow) * 100%

4、 Settlement amount of “GuDou Children” product package: According to the actual sales volume, Party A and all the sections of “GuDou Children” according to the proportion of 65%: 35% of the total actual sales of “GuDou Children” product, and Party B shall share 35% of the settlement amount of 35% of the proportion according to the highest flow ratio. Genhua:

Party B’s monthly settlement amount 2 Party B’s program flow accounts for * the actual sales of children * 35%

5、 method of settling accounts:

(1) In order to improve the settlement efficiency, the two parties agree that the settlement work will be carried out in two stages, the first is the pre-settlement stage and the second is the final settlement stage.

(2) Pre-settlement: During the cooperation period hereunder, party A and Party B shall take quarterly (3 natural months) as the pre-settlement period, and party A and Party B shall agree to pay Party B the pre-settlement amount at 80% of the current settlement amount in the settlement statement of the BOSS system within 30 days after the end of each quarter during the cooperation period. After the pre-settlement amount is confirmed by both parties, Party B shall issue a special VAT invoice of the corresponding amount to Party A, and Party A shall pay the pre-settlement amount to Party B within 10 working days after receiving the special invoice for the raised value.

(3) Final settlement: During the cooperation period under this Agreement, Party A and Party B shall check the pre-settlement data in two quarters (six natural months) as the settlement period (i. e., the second quarter of 2023 and the fourth quarter of 2023), and make payment in the form of “more refund and less supplement” for the pre-settlement amount. After the final settlement amount is confirmed by both parties, Party B shall issue a special VAT invoice of the corresponding amount to Party A, and Party A shall pay the final settlement amount to Party B within 10 working days after receiving the special VAT invoice. In case of special circumstances, both parties shall settle the problem through friendly negotiation.

(4) The monthly business expenses incurred shall be subject to the records of Party A’s billing management system. If the customer refuses to pay the business expenses due to party B’s program content problems, Party A shall have the right to deduct them from the business expenses settled to Party B. If Party B has any objection to the billing system records, Party A shall cooperate with Party B to re-check the data and confirm them in writing.

(5) After both parties confirm the amount of income, party b shall provide party a with special value-added tax invoice, invoice project for “information technology service * information service”, party a after receiving the invoice, within 10 working days by party a to party b designated special account, party b after each receipt of payment with party a written confirmation.

Party A’s account and VAT invoice information:

Taxpayer identification number: 91440101MA59FND524

Company name: Guangdong Hongshi Digital Media Co., LTD

Bank: China Merchants Bank Huangpu Avenue Sub-branch

Address: Room 1601, No.17, Zhu jiang West Road, Tianhe District, Guangzhou City (Office only)

Company tel.: 020-29117600

Bank account number: [*]

Party B’s account and value of tax increase invoice information:

Taxpayer identification number: [*]

Company name: Guangzhou Shuzhi Communication Culture Co., LTD

Registered address: Room 1101, No.156, South Road, Haizhu District, Guangzhou

Bank: China Min sheng Banking Corporation, Guangzhou Tian Hebei Sub-branch

Account number: [*]

Tel.: 020-34331103

(6) Party A and Party B shall bear their own tax burden according to relevant national regulations.

(7) All the sharing amount to be paid to Party B shall be remitted by Party A to the special account designated by Party B. Before payment, Party B shall provide Party A with special VAT invoices in accordance with the requirements of the national tax law and Party A.

(8) Party B shall send special personnel or use registered mail or express mail to Party A within 15 days after the issuance and the date of receipt; for overdue delivery, Party B shall explain the reasons, if any overdue delivery (Party A is not correct If the reason is overdue), if Party A cannot deduct the tax, Party B shall replace the invoice or bear the tax that cannot be deducted.

(9) If the special VAT invoice provided by Party B does not meet the requirements of laws and regulations or the provisions hereof, or fails to pass the tax or certification, Party A has the right to reject the invoice or return the problem after being found, and Party B shall replace the invoice in time and bear the expenses required for the replacement procedures. Party A and Party B shall bear the taxes respectively.

3. Other

Both parties may conduct phased promotion activities on the content operation of the cooperative program. During the activity, both parties shall negotiate and sign a written supplementary agreement.

Article 4 Confidentiality

Unless legally mandatory, without the written consent of the other party, neither party shall provide a copy of this agreement, disclose the agreement and other trade secrets obtained in negotiation and cooperation (any direction involved in the cooperation employees or affiliates and only to the employees or affiliates need to know such information is not in), otherwise shall bear legal liability and compensation for all economic and reputation losses brought to the other party.

Article 5 Force Majeure

Either party hereof shall not be liable for any loss due to the performance of earthquake, typhoon, flood, fire, war, strike, strike, epidemic, government management, and other hacker attacks on the Internet). In the event of a force majeure event, the affected party shall immediately notify the other party in the quickest manner possible and issue to the other party a document effectively proving the occurrence of the force majeure event within 15 days of the force majeure event. The party affected by the force majeure shall take active and effective measures to reduce the losses caused to the other party due to the failure or delay in the performance of this Agreement. The delay of a party in performing its relevant obligations due to force majeure shall be the same time as the force majeure. If the force majeure event lasts for more than 30 days, both parties shall determine whether to continue to perform the contract through friendly negotiation.

Article 6. Termination of the Agreement

1. Except for termination provided by law and other provisions of this Agreement, this Agreement shall be terminated immediately in case of any of the following circumstances:

(1) The relevant professional qualifications owned by either party to this Agreement are cancelled or cancelled by the government administrative department;

(2) Either party to this Agreement enters into or is applied by another third party for bankruptcy or liquidation;

(3) If any party has any violation of this Agreement or delays in performing this Agreement without reason, and after the other party informs the defaulting party in writing for 15 days, the breaching party fails to take measures to correct the breach, the other party shall have the right to request the breaching party to continue to perform the Agreement or terminate the Agreement. If the breaching party still fails to perform the contract, the other two parties may still terminate the agreement.

(4) After the content provided by Party B passes the introduction and review by Party A, Party B shall cooperate with Party A to immediately start the business test before the launch. If Party B fails to provide the test content in time or fails to cooperate with the test conditions, and still fails to pass the test for more than 6 months from the date of signing this Agreement, party B’s business launch qualification shall be automatically cancelled, and this Agreement shall be automatically terminated.

(5) Party A shall make a comprehensive evaluation of the cooperation content every year. If the evaluation result fails to meet the requirements, Party A shall have the right to unilaterally terminate the cooperation in advance. The specific evaluation methods shall refer to the Management Measures of Guangdong Radio and Television Network Products.

2、 If either party fails to perform the obligations herein, the non-breaching party may require the breaching party to bear the liability for breach and compensate for the losses according to law, and the scope of compensation shall include all economic losses suffered by the non-breaching party due to the breach of the breaching party.

3、After the expiration or suspension of the Agreement, the settlement of all expenses shall be settled within the period stipulated in the Agreement, and both parties shall complete the settlement within the original period stipulated in the Agreement.

4、Whatever the termination of this Agreement for any reason, Party A shall, as required by Party B, destroy and delete all the programs and copies provided by Party B owned by Party A or owned on the cooperation platform, and shall not keep them in any form or for other purposes.

Article 7 Term of cooperation

The cooperation period of this Agreement shall be from the date of signing to December 31,2023. Upon the expiration of this agreement, if both parties have no objection, the agreement shall be automatically extended for one year, and so on.

Article 8 Other

1、Neither Party shall assign this Agreement or part thereof in any way without written confirmation of the parties.

2、Any supplement to the matters not clearly specified in this Agreement and any modification to the Contents of this Agreement shall be agreed in writing. Such written agreement and other annexes shall be an integral part of this Agreement by signing and sealed by the authorized representatives of both parties and shall have the same effect as the text of this Agreement.

3、 The conclusion, validity, interpretation, performance and dispute settlement of this Agreement shall be governed by the mainland laws of the People’s Republic of China. Any dispute arising out of this Agreement and arising out of the performance of this Agreement shall be settled by both parties on the principle of friendly negotiation. If the negotiation fails, either party shall have the right to file a lawsuit with the competent people’s court in the place where Party A is located.

4、 This Agreement shall come into force on the date of signature and sealing by the authorized representatives of all parties. The agreement is made in quadruplicate, with each party holding two copies and each copy having the same legal effect.

[No text available below]

Party A: (affixed with corporate seal)

Party B: (affixed with corporate seal)